Exhibit 12.1

Goodman Global Group, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in millions)

	Predecessor				Successor
	Year ended December 31,			January 1, to February 13, 2008	February 14, to December 31, 2008	Year ended December 31 2009	Three months ended March 31,
	2005	2006	2007				2009	2010
Earnings:
Income before income taxes	$40,697	$98,355	$161,556	$(93,857)	$41,889	$158,584	$(28,452)	$6,472
Fixed charges, exclusive of capitalized interest	78,450	83,531	74,024	57,283	140,820	143,193	39,669	44,047
Interest capitalized	(879)	(1,347)	(385)	—	(202)	(761)	(295)	(156)

	$118,268	$180,539	$235,195	$(36,574)	$182,507	$301,016	$10,922	$50,363

Fixed charges:
Interest charged to expense	$74,213	$77,825	$68,378	$56,176	$135,616	$136,831	$38,126	$42,495
Interest factor on rental expense	3,358	4,359	5,261	1,107	5,002	5,601	1,248	1,396

	77,571	82,184	73,639	57,283	140,618	142,432	39,374	43,891
Interest capitalized	879	1,347	385	—	202	761	295	156

	$78,450	$83,531	$74,024	$57,283	$140,820	$143,193	$39,669	$44,047

Ratio of earnings to fixed charges	1.5x	2.2x	3.2x	— (1)	1.3x	2.1x	0.3x	1.1x

(1)	For the period January 1 to February 13, 2008, earnings were not adequate to cover fixed charges by $93.9 million.